UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 18, 2008
Hanesbrands Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction	001-32891 (Commission File Number)	20-3552316 (IRS Employer
of incorporation)		Identification No.)

1000 East Hanes Mill Road	27105
Winston-Salem, NC	(Zip Code)
(Address of principal executive offices)
Registrant’s telephone number, including area code: (336) 519-4400
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.05. Costs Associated with Exit or Disposal Activities
Item 7.01. Regulation FD Disclosure
Item 9.01. Financial Statements and Exhibits

Item 2.05. Costs Associated with Exit or Disposal Activities
On November 18, 2008, Hanesbrands Inc. (the “Company”) approved certain actions in furtherance of its efforts to execute its consolidation and globalization cost-reduction strategy. The Company has approved the closing of a yarn facility in the United States, which will result in the termination of approximately 185 employees. Operations at the facility are expected to cease by the end of 2008. The Company also approved the termination of approximately 210 employees in management and corporate functions, the majority of which are located in the United States. As a result of these actions, the Company expects to recognize gross restructuring and related charges totaling approximately $14 million before income taxes. These charges include cash charges totaling approximately $12 million, primarily related to severance costs, and non-cash charges totaling approximately $2 million, primarily related to accelerated depreciation on machinery and equipment. Substantially all of the charges will be recognized in the fourth quarter ending January 3, 2009.
Item 7.01. Regulation FD Disclosure
On November 18, 2008, the Company issued a press release relating to the matters described in this Current Report on Form 8-K. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference. The information contained in the press release filed as Exhibit 99.1 hereto is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, and it shall not be deemed incorporated by reference into any filing made under the Securities Act of 1933, except as expressly set forth by specific reference in such filing.
Item 9.01. Financial Statements and Exhibits
(c)	Exhibits

Exhibit 99.1	Press release dated November 18, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 18, 2008	HANESBRANDS INC.
	By:	/s/ E. Lee Wyatt Jr.
E. Lee Wyatt Jr.
Executive Vice President, Chief Financial Officer

Exhibits
99.1	Press release dated November 18, 2008